CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of Putnam Investment Funds and Shareholders of Putnam Multi-Cap Value Fund:

We consent to the use of our report, dated June 10, 2010, incorporated in this Registration Statement by reference, with respect to the financial statements of Putnam Multi Cap Value Fund (formerly the Putnam Mid Cap Value Fund) and to the references to our firm under the captions "Financial Highlights" in the prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information.

/s/ KPMG LLP
Boston, Massachusetts
August 24, 2010